UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 25, 2024

International Paper Company

(Exact name of registrant as specified in its charter)

Commission file number 1-3157

New York	13-0872805
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6400 Poplar Avenue, Memphis, Tennessee	38197
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 419-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 per share par value	IP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers

On August 25, 2024, the Board of Directors of International Paper Company (the “Company”) appointed W. Thomas Hamic, 57, to the position of executive vice president and president - North American Packaging Solutions, effective September 1, 2024 (the “Effective Date”). This is a newly created role at the Company.

In his new role, Mr. Hamic will lead the Company’s Container and Containerboard businesses in North America. He will report directly to Andrew “Andy” K. Silvernail, chief executive officer of the Company. Prior to his promotion, Mr. Hamic served as senior vice president - North American Container and chief commercial officer since January 2023. Mr. Hamic also served as senior vice president - Global Cellulose Fibers and Enterprise Commercial Excellence (2020-2022), senior vice president - Containerboard and Enterprise Commercial Excellence (2019-2020), and vice president and general manager - Containerboard and Recycling (2015-2019). In addition, Mr. Hamic previously served as vice president and general manager of the South Area Container the Americas beginning in 2009, and as vice president, Industrial Packaging Group’s Finance and Strategy in 2010. Mr. Hamic joined International Paper in 1991.

Base Salary and Bonus. In his new role, Mr. Hamic will receive an annual base salary of $750,000, compared to his current annual base salary of $650,000. In addition, Mr. Hamic will be eligible for an annual bonus under the Company’s Annual Incentive Plan (“AIP”) with a target amount of 100% of base salary, subject to performance metrics on the same terms and conditions as the Company’s Senior Leadership Team.

Long-Term Incentive Plan. In connection with Mr. Hamic’s appointment to this new position, it is contemplated that Mr. Hamic will receive an increase in the grant date fair value of equity awards to be made to him in connection with the Company’s annual grants expected to be made early next year. In this regard, it is expected that Mr. Hamic’s annual equity awards to be made in early 2025 under the Company’s 2024 Long-Term Incentive Compensation Plan will have a grant date fair value of $2,800,000 and consist of performance stock units, subject to performance metrics on the same terms and conditions as the Company’s Senior Leadership Team, and restricted stock units. Time-based restricted stock unit awards are generally expected to vest in three equal installments commencing following the first anniversary of the grant date over a three-year service period, subject to forfeiture and transfer restrictions. Performance-based stock unit awards generally vest after the three-year performance period and following certification by our Management and Development and Compensation Committee of the achievement of pre-established goals.

Except as set forth above, the Company has not entered into any agreements with Mr. Hamic or made any changes to the compensation payable to Mr. Hamic in connection with his appointment to this new position. For more information on other aspects of Mr. Hamic’s compensation please see the Compensation Discussion & Analysis section of our 2024 proxy statement filed with the U.S. Securities and Exchange Commission on April 2, 2024.

There are no arrangements or understandings between Mr. Hamic and any other persons pursuant to which he was selected as executive vice president and president - North American Packaging Solutions. There are also no family relationships between Mr. Hamic and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SECTION 8. OTHER EVENTS.

Item 8.01.	Other Information.

On August 26, 2024, the Company issued a press release announcing the appointment of Mr. Hamic as the executive vice president and president - North American Packaging as described above. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01(d).	Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

99.1	Press release dated August 26, 2024.

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY

Date: August 26, 2024	By:	/s/ Joseph R. Saab
	Name:	Joseph R. Saab
	Title:	Senior Vice President, General Counsel and Corporate Secretary

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